Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is effective as of this 8th day of June, 2009, by and between FLAGSTAR BANCORP, INC., a Michigan corporation (the “Company”), FLAGSTAR BANK, FSB, a federally-chartered savings bank (the “Bank”), and MARK T. HAMMOND (“Employee”) (collectively, the “Parties”).
     WHEREAS, the Company, the Bank and Employee entered into that certain Employment Agreement, originally effective as of December 31, 1997 and continued, amended and restated effective January 1, 2007, as amended December 31, 2008 (the “Employment Agreement”);
     WHEREAS, the Company and Employee entered into that certain Agreement Relating to Flagstar Bancorp, Inc.’s Participation in the Department of the Treasury’s Capital Purchase Program, effective as of January 30, 2009;
     WHEREAS, the Company, the Bank and Employee have come to a mutual agreement that Employee agrees to voluntarily step down from his position as President and Chief Executive Officer of the Company by January 29, 2010 or, if earlier, when the Company has located a replacement President and Chief Executive Officer, but will continue to serve in his position and retain the duties of President and Chief Executive Officer of the Company until the starting date of the person hired by the Company to replace Employee in such capacity (or, notwithstanding such new hire, until January 29, 2010 as requested by the Company);
     WHEREAS, the Employee will continue to serve the Company as Vice Chairman of the Board of Directors; and
     WHEREAS, the Company, the Bank and Employee have come to a mutual agreement that, in addition to his serving as Vice Chairman of the Board of Directors of the Company, Employee will continue in his employment with the Company and the Bank as a non-officer Executive Advisor to the Company and the Bank for a two-year period from and after the date of his relinquishment of the position of President and Chief Executive Officer, under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, intending to be legally bound, do agree as follows:
     1. Section 1 of the Employment Agreement is hereby amended to add the following to the end thereof:
“Notwithstanding anything to the contrary in this Section 1, the Parties agree and acknowledge that the Employee shall voluntarily step down from his position as President and Chief Executive Officer on January 29, 2010 or, if earlier, at the time that the Company locates a successor to Employee in such position (the “Replacement CEO”)

(subject to extension until January 29, 2010 notwithstanding the hiring of the Replacement CEO as and to the extent requested by the Company). Immediately upon the employment of the Replacement CEO (subject to extension until January 29, 2010 notwithstanding the hiring of the Replacement CEO as and to the extent requested by the Company), in addition to his continuing to serve as Vice Chairman of the Board of Directors of the Company, Employee’s employment title and duties shall automatically change to that of the Company’s non-officer Executive Advisor. The date of such change of title and duties shall be deemed the “New Effective Date” hereunder. As Vice Chairman of the Board of Directors of the Company and Executive Advisor, the Employee’s duties shall be to provide strategic business advice and services to the Company, to serve as requested by the Company (and without further compensation as Vice Chairman of the Board of Directors) and to perform such other duties that the Replacement CEO and the Board shall assign Employee and as shall be agreed to by Employee from time to time, as more fully described in Section 7.”
     2. Section 2 of the Employment Agreement is hereby amended to add the following to the end thereof:
“Notwithstanding anything to the contrary in this Section 2 of the Employment Agreement, Employee’s annual base salary shall be $500,000, payable in cash in accordance with the payroll practices of the Bank, commencing on the New Effective Date and continuing while employed as Executive Advisor and serving as Vice Chairman of the Board of Directors of the Company. The Parties acknowledge that part of this annual base salary shall be paid in consideration of his future employment services for the Company and of the new obligations and covenants undertaken by Employee pursuant to this Amendment.”
     3. Effective as of the New Effective Date, Sections 3 and 4(b) of the Employment Agreement will be deleted in their entirety.
     4. Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     “5. Term. The Company hereby employs Employee, and Employee hereby accepts such employment under the Employment Agreement, for the period commencing on the date of this Amendment and ending on the two-year anniversary of the New Effective Date. Employee’s employment under the Employment Agreement may be terminated at any time by Employee by giving 60 days written notice to the Company, but Employee’s employment may not be terminated by the Company hereunder other than for Just Cause (specifically excluding any allegation as to Employee’s failure to perform stated duties hereunder; otherwise as defined in the Employment Agreement immediately prior to the adoption of this Amendment). If the Company does not provide Employee with his base salary or other benefits required to be paid or provided pursuant to Section 4 of the Employment Agreement (as hereby amended), during the term of this Agreement for any reason (including by operation of law as contemplated by Section 22) other than a voluntary termination by Employee or a termination by the Company for Just Cause, the noncompetition provisions contained in Section 21 shall no longer be effective from and after the date of such occurrence. “Expiration Date” shall mean the last day of the term of the Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement, Employee shall serve as Vice Chairman of the Board of Directors of the Company; provided, however, that Employee’s service on the Board is a matter of, and subject to, shareholder approval under the organizational documents of the Company.”
     5. Effective as of the New Effective Date, the last sentence of Section 6(a) of the Employment Agreement is hereby deleted and replaced with the following:
“As further provided in Section 21, and as limited therein, during the period from the date of this Amendment through the second anniversary of the New Effective Date (unless otherwise provided in Section 5), the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company, the Bank and/or its affiliates.”
     6. Effective as of the New Effective Date, Section 7 of the Employment Agreement is hereby amended to add the following to the end thereof:
“Upon Employee’s transition to Executive Advisor, and while continuing to serve as Vice Chairman of the Board of Directors of the Company, Employee shall perform duties under the Employment Agreement in accordance with such reasonable standards as the Replacement CEO or the Board and the Employee may mutually agree and establish from time to time. The Company will provide Employee with an assistant and an office at the Company’s headquarters while Employee is employed as Executive Advisor.”
     7. Sections 9, 10 and 11 of the Employment Agreement are hereby deleted in their entirety.
     8. The following sections are hereby added after Section 18 of the Employment Agreement:
     “19. General Release.
     (a) Notwithstanding anything to the contrary in the Employment Agreement, Employee knowingly, voluntarily and irrevocably waives, terminates, cancels, releases, discharges, and forever acquits the Company, the Bank and their affiliates, and the Company and the Bank, and their affiliates, each and severally, voluntarily and irrevocably waive, terminate, cancel, release, discharge, and forever acquit the Employee (except for violations of law or as otherwise prohibited by operation of law as contemplated by Section 22 hereof), from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, the “Claims”) of every kind and nature, known and unknown, in law and equity, ex delicto, ex contractu, occurring at any time during Employee’s employment through the date of execution of this Amendment to the Employment Agreement and arising under or in connection with Employee’s employment with the Company and the Bank, including, without limitation: claims for compensation or bonuses, whether or not paid under any compensation plan, arrangement or the Employment Agreement; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower Claims; emotional distress; intentional infliction of emotional distress; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to Employee’s employment with the Company or the Bank. Apart from the payments of base salary, benefits and expenses required to be paid or provided after the date of this Amendment pursuant to the Employment Agreement (as modified by this Amendment), and any other accrued benefits that Employee has vested as of the date of this Amendment, from and after the date of this Amendment, the Company, the Bank and their affiliates shall not have any liability to Employee for any compensation, bonuses, severance or change in control pay (including but not limited to that provided under Sections 9, 10 and 11 of the Employment Agreement), equity awards (including those contemplated under Schedule E of the Investment Agreement dated as of December 17, 2008 between the Company and MP Thrift Investments L.P.), property or benefits resulting from Employee’s employment or service or termination from service as President and Chief Executive Officer or Executive Advisor or director or on any other basis whether or not specifically referenced above related to Employee’s employment or termination of employment, or otherwise pursuant to his change of duties and compensation to non-officer Executive Advisor as described in this Amendment. The foregoing notwithstanding, the provisions of and indemnification afforded to Employee (and his heirs, executors, and administrators) by the Company pursuant to Section 4(c) of the Employment Agreement or under the Company’s Articles of Incorporation or By-Laws shall continue in effect at all times and survive the termination of the Employment Agreement, as amended. You have twenty-one (21) days to review and consider this release. Notwithstanding anything contained herein to the contrary, the ADEA portion of the release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of that portion of the release by notifying the General Counsel of the Company in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution. Provided that you do not revoke the ADEA portion of the release, the eighth (8th) day following the date on which this release is executed shall be the effective date of the ADEA portion of the release. In the event of your revocation of the ADEA portion of the release, this Amendment will be null and void and of no effect, and the Company and the Bank and its affiliates will have no obligations under this Amendment.
     (b) Notwithstanding anything to the contrary in the Employment Agreement, Employee knowingly, voluntarily and irrevocably waives any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the date hereof.
     20. Confidentiality. During Employee’s employment with the Company, the Bank or their affiliates and thereafter, Employee will not disclose any Confidential Information (as herein defined) and (i) shall not permit any third party access to the Confidential Information; (ii) shall use the same degree of care to protect the Confidential Information as the Company and Bank use to protect its Confidential Information; and (iii) shall take any other actions that are reasonable, necessary or appropriate to ensure the continued confidentiality and protection of the Confidential Information. “Confidential Information” means customer lists, information obtained through customer contact, trade secrets, business plans, financial reports, and any other information relating to the business of the Company, the Bank or any affiliate which would be detrimental to the Company, the Bank or their affiliates if disclosed to competitors or to any other third party; provided, however, that “Confidential Information” shall not include information which is part of the public domain (other than as a result of a breach of the Employment Agreement) or information which is required to be disclosed by law or regulation or pursuant to an order by any court or tribunal of competent jurisdiction.
     21. Noncompetition. During the period from the date of this Amendment and through the second anniversary of the New Effective Date (unless otherwise provided in Section 5), Employee shall not directly or indirectly:
(a) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or
(b) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise, or
(c) engage, or directly or indirectly manage or supervise personnel engaged, in any activity on behalf of any Competitive Enterprise:
(i)	that is substantially related to any activity that Employee was engaged in with the Company, the Bank or their affiliates during the 24 months prior to the New Effective Date;

(ii)	that is substantially related to any activity for which Employee had direct or indirect managerial or supervisory responsibility with the Company, the Bank or their affiliates during the 24 months prior to New Effective Date; or

(iii)	that calls for the application of specialized knowledge or skills substantially related to those used by Employee in his activities with the Company, the Bank or their affiliates during the 24 months prior to New Effective Date.

For purposes of the Employment Agreement, “Competitive Enterprise” means any business enterprise that either (i) engages in any activity in the banking business, the mortgage banking business or the mortgage origination business, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such businesses.
22. Compliance with Law Including EESA. Notwithstanding anything to the contrary that may be contained in the Employment Agreement or this Amendment, no payment will be made to Employee or other action taken pursuant to the Employment Agreement, as amended, in violation of any law, including but not limited to the Emergency Economic Stability Act of 2008 (“EESA”) including any regulations promulgated thereunder and any amendments made thereto.”
     9. Capitalized terms not otherwise defined in this Amendment have the meanings ascribed to such terms in the Employment Agreement.
     10. Every other term of the Employment Agreement not amended herein shall remain in full force and be given effect.
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     IN WITNESS WHEREOF, the Parties have executed this Amendment to Employment Agreement as of the date first above written.

FLAGSTAR BANK, FSB
/s/ Thomas J. Hammond
By: Thomas J. Hammond
Its: Chairman

FLAGSTAR BANCORP, INC.
/s/ Thomas J. Hammond
By: Thomas J. Hammond
Its: Chairman

MARK T. HAMMOND, Employee
/s/ Mark T. Hammond
By: Mark T. Hammond